Exhibit 10.3
Grant # <R#####>

MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms used in this Notice of Grant of Restricted Stock Units (“Grant Notice”) shall have the same meanings as those defined in the 2004 Equity Incentive Plan (the “Plan”).
Grantee Name: <Last Name, First Name>
You have been granted an Award of Restricted Stock Units (“RSUs”) subject to and in accordance with the express terms and conditions of the Plan and the Restricted Stock Unit Agreement, including the appendix for your country, if any (“Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) attached hereto as Exhibit A. The Plan and Agreement are incorporated herein in their entirety. Each RSU is equivalent to the right to receive one share of Common Stock of the Company (“Share”) for purposes of determining the number of Shares subject to this Award. No Shares will be issued until the vesting conditions of the Award described below are satisfied and the restrictions lapse, subject to the terms and conditions set forth in the Plan and the Agreement. This Award does not entitle Grantee to any stockholder rights with respect to the underlying Shares until the vesting conditions of the Award described below are satisfied, the restrictions lapse and Shares are issued to him/her. Additional terms of this Award are as follows:
Date of Grant:    <enter date>
Vesting Schedule:    <insert vesting>
Total RSUs in the Award:    <# of shares>
Termination Period. This Award automatically terminates and Grantee’s rights are forfeited with respect to any portion of the RSUs unvested on the date (1) Grantee ceases participating in the 5% base compensation reduction in the period from December 31, 2012 through June 30, 2013 (2) Grantee ceases to be a Service Provider for any or no reason, voluntarily or involuntarily, prior to vesting, (3) in the event that Grantee has not accepted this Grant in accordance with Company procedures 31 days or more prior to its Vest Begin Date, or (4) this Award has not vested within ten years of the Date of Grant. In no event shall this Award vest later than the Vesting Schedule outlined above.
Binding Agreements. By signature of Company's representative below, and Grantee’s acceptance of this Grant in accordance with Company procedures, the parties agree that this Grant Notice, the Agreement, and the Plan constitute Grantee’s entire agreement with respect to this Award and agree to be bound by the terms therein. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Agreement, and/or this Award. This Award may be modified by the Company, but in accordance with Section 21(c) of the Plan, it may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee. The Company will administer the Plan from the United States of America. The internal laws of the State of Arizona, United States of America, but not its choice of law principles, will govern this Award.

GRANTEE:	Microchip Technology Incorporated

/s/ Steve Sanghi
Signature	President & CEO

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